PROSPECTUS SUPPLEMENT NO. 7 (to Prospectus dated July 28, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-296763

16,072,730 Shares of Common Stock

GAME YOUR GAME, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 28, 2026 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-296763) with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 26, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the potential offer and resale from time to time by the stockholders identified in the Prospectus, or their permitted transferees the (“Registered Stockholders”), of up to 16,072,730 shares of our common stock, par value $0.001 per share (the “common stock”), in connection with our direct listing on the Nasdaq Capital Market (“Nasdaq”). We will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders.

Our common stock is currently listed on Nasdaq under the ticker symbol “GYGY.” On October 23, 2026, the closing price of our common stock was $0.3728.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common STOCK involves a high degree of risk. See “Risk Factors” beginning on page 7 THE prospectus for a discussion of information that should be considered in connection with an investment in our common STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if THE prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 26, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 23, 2026

Game Your Game, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-43419	81-4611894
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 Waverley Street, Palo Alto, CA 94301

(Address of principal executive offices and zip code)

(415) 223-4630

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GYGY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Warrants

On October 23, 2026, Game Your Game, Inc. (the “Company”), entered into (i) an amendment (the “Debt Warrant Amendment”) to that certain warrant to purchase 250,000 shares of the Company’s common stock (the “Debt Warrants”), dated March 31, 2026, issued to Streeterville Capital, LLC (“Streeterville”); and (ii) an amendment (the “Preferred Warrant Amendment,” and together with the Debt Warrant Amendment, the “Warrant Amendments”) to that certain warrant to purchase 1,250,000 shares of the Company’s common stock (the “Preferred Warrants,” and together with the Debt Warrants, the “Warrants”), dated June 30, 2026, issued to Streeterville.

Pursuant to the Warrant Amendments, the Warrants’ exercise price was reduced to $1.00 per share, effective as of the Disclosure Date (as defined in the Warrant Amendments). Further, in accordance with the Warrant Amendments, Streeterville agreed to waive the trigger of certain provisions included in other agreements between it and the Company, including, but not limited to, that certain Securities Purchase Agreement dated March 31, 2026, and that certain Securities Purchase Agreement, dated June 30, 2026.

Except as expressly amended by the Warrant Amendments, the Warrant Amendments do not modify any other terms of the Warrants, and the Warrants remain in full force and effective. The foregoing summary of the Warrant Amendments is not complete and is qualified in its entirety by the full text of the Debt Warrant Amendment and Preferred Warrant Amendment filed herewith as Exhibits 4.1 and 4.2, respectively, which are incorporated by reference herein.

The offering and sale of the Warrants was not registered under the Securities Act of 1933, as amended, in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act for private transactions.

Item 3.02.	Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 to the extent required.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer and Related Employment Agreement

On October 23, 2026, upon approval by the Company’s board of directors (the “Board”), the Company appointed Wendy Loundermon as the Company’s Chief Financial Officer (and principal financial and accounting officer), succeeding Dominic Poole, who had served as the Chief Financial Officer of the Company since December 2016, effective as of October 16, 2026. On the same date, Mr. Poole stepped down from his position as Chief Financial Officer (and principal financial and accounting officer), and he will continue to serve as the Vice President of Finance of the Company with no changes to his compensation.

Wendy Loundermon, age 56, has more than 24 years of finance and accounting experience, including mergers and acquisitions, capital markets transactions, SEC reporting (including registration statements and consolidated financial statements for multiple domestic and international entities), PCAOB audits, tax compliance, and leadership of accounting, finance and human resources teams. Prior to this role, from March 2024 to October 2026, she served as Chief Financial Officer of Grafiti LLC (“Grafiti”), a privately held company and the Company’s former controlling stockholder, which is a wholly owned subsidiary of Grafiti Group LLC, a significant stockholder of the Company that holds more than 5% of the Company’s issued and outstanding shares of common stock. From September 2019 to March 2024, Ms. Loundermon served as Chief Financial Officer and a director of Inpixon (subsequently renamed to XTI Aerospace, Inc.), a former parent of the Company prior to its assignment of the Company’s shares of common stock to Grafiti. Ms. Loundermon holds a B.S. in Accounting and an M.S. in Taxation from George Mason University.

In connection with her appointment, and following the approval of the Board upon recommendation of the compensation committee of the Board (the “Compensation Committee”), the Company entered into an employment agreement with Ms. Loundermon (the “CFO Agreement”), effective as of October 16, 2026, which sets forth the terms of Ms. Loundermon’s services as Chief Financial Officer (and principal financial and accounting officer) and her compensation arrangement. Pursuant to the CFO Agreement, Ms. Loundermon will receive (i) a base salary of $200,000; (ii) a one-time signing bonus of $25,000; (iii) a potential Acquisition Bonus (as defined herein), under which, subject to certain limitations and adjustments, Ms. Loundermon is entitled to receive up to 1.0% (the “Bonus Percentage”) of the consideration actually paid by the Company or any of its subsidiaries following the closing of a Board-approved strategic acquisition of more than 50% of the voting equity, or all or substantially all of the business assets, of an unaffiliated third-party company, which, if applicable, will be payable in cash in accordance with the terms and conditions of the CFO Agreement (the “Acquisition Bonus”), which Bonus Percentage will be determined in the sole discretion of the Board or Compensation Committee; (iv) stock options to purchase 200,000 shares of the Company’s common stock under the Company’s 2026 equity incentive plan (the “Plan”), which will be granted subject to the approval by the Board, and will vest ratably in equal installments over 48 months from the grant date, subject to Ms. Loundermon’s continued employment with the Company through the applicable vesting date(s); and (v) certain other benefits, including, but not limited to, reimbursement of reasonable business expenses in accordance with the Company’s policy, eligibility for discretionary equity awards as may be approved by the Board or Compensation Committee under the Plan, equity award vesting acceleration in certain cases, including with respect to a Change in Control (as defined in the CFO Agreement), and disability benefits, as set forth in the CFO Agreement.

Ms. Loundermon will serve as the Company’s Chief Financial Officer pursuant to the CFO Agreement for an initial term of twelve months, which term renews automatically for successive twelve-month terms unless either party gives written notice of non-renewal at least 60 days before the end of the then-current term. The Company’s delivery of a notice of non-renewal under the CFO Agreement will constitute a termination without Just Cause (as defined in the CFO Agreement), effective as of the expiration of the then-current term, and the expiration of the CFO Agreement following Ms. Loundermon’s delivery of a non-renewal notice thereunder will be treated as a resignation other than for Good Reason (as defined in the CFO Agreement). Further, the CFO Agreement may be terminated by the Company at any time with or without Just Cause, or by Ms. Loundermon, with or without Good Reason, upon not less than 60 days’ prior written notice to the Company. If Ms. Loundermon is terminated without Just Cause or resigns for Good Reason, she is entitled to: (i) continued payment of her base salary for 12 months following termination, subject to customary payroll practices and withholdings; (ii) a lump sum payment within 45 days of termination equal to 12 months of COBRA premiums for medical, dental, and vision coverage for Ms. Loundermon, her spouse, and her children; (iii) acceleration of 100% of the then-unvested portion of her stock options and other equity-based awards as of immediately prior to the termination date; (iv) payment of all accrued but unused vacation time; and (v) reimbursement of all outstanding unreimbursed business expenses, which, with respect to clauses (i) through (iii) above, are subject to execution, delivery, and non-revocation of a general release of claims against the Company. If Ms. Loundermon is terminated for Just Cause or she resigns without Good Reason, she is entitled only to accrued base salary, accrued vacation and unreimbursed expenses. Ms. Loundermon is also subject to certain customary confidentiality and trade secret obligations during and after the term of her employment, as well as a one-year post-termination non-solicitation of employees covenant and a one-year post-termination non-solicitation of customers covenant.

The foregoing summary of the CFO Agreement is not complete and is qualified in its entirety by the full text of the CFO Agreement filed herewith as Exhibit 10.1, which is incorporated by reference herein.

In connection with her appointment, Ms. Loundermon also entered into the Company’s standard form of indemnification agreement, the form of which was filed as Exhibit 10.26 to the Company’s registration statement on Form S-1 (File No. 333-296763) filed with the Securities and Exchange Commission on June 12, 2026, which is incorporated by reference herein.

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There is no arrangement or understanding between Ms. Loundermon and any other person pursuant to which she was selected as Chief Financial Officer (and principal financial and accounting officer). Ms. Loundermon has no family relationships with any of the Company’s directors or executive officers, and has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Amendment to Chief Executive Officer Employment Agreement

Also on October 16, 2026, the Company, following the approval of the Board upon recommendation of the Compensation Committee, entered into a First Amendment to Employment Agreement (the “Amendment”) with Soumya Das, the Company’s Chief Executive Officer, which amended that certain Employment Agreement, dated as of April 16, 2026, by and between the Company and Mr. Das (the “Employment Agreement”), pursuant to which Mr. Das serves as the Company’s Chief Executive Officer.

Among other things, the Amendment: (i) increased Mr. Das’ base salary from $200,000 to $300,000, effective as of October 1, 2026; (ii) increased Mr. Das’ aggregate maximum annual bonus opportunity from $50,000 to $200,000, which annual bonus will be payable in quarterly installments, in the amounts allocated by the Board or Compensation Committee for each quarter, for each fiscal year of the Company beginning on January 1, 2027, in cash or shares of the Company’s common stock under the Plan, at the discretion of the Board or Compensation Committee, which annual bonus payment will be subject to the achievement of certain performance milestones established by the Board or Compensation Committee within 60 days after the beginning of each fiscal year of the Company; (iii) modified the Acquisitive Transaction Bonus (as defined in the Amendment) structure, such that, following the closing of a Board-approved strategic acquisition of more than 50% of the voting equity, or all or substantially all of the business assets, of an unaffiliated third-party company, where total consideration (including the maximum contingent consideration) is equal to or in excess of $1.0 million, Mr. Das will receive an Acquisitive Transaction Bonus equal to (a) 3.0% of the consideration actually paid by the Company up to and including $10.0 million, plus (b) 1.0% of the consideration paid above $10.0 million up to and including $50.0 million, plus (c) any additional amount the Board or Compensation Committee determines in its sole discretion for any consideration paid above $50.0 million, which Acquisitive Transaction Bonus will be payable in cash or shares of the Company’s common stock under the Plan in the sole discretion of the Board or Compensation Committee, subject to Mr. Das’ continued employment with the Company through the applicable payment date(s); (iv) increased the number of stock options to be granted to Mr. Das under the Plan from a one-time grant of stock options to purchase 200,000 shares of the Company’s common stock, which as of the date hereof have not been granted to Mr. Das, to two grants of stock options, each to purchase 500,000 shares of the Company’s common stock (the “Initial Options” and “Additional Options,” respectively, and collectively, the “Options”), each of which Options will be granted subject to the approval by the Board and pursuant to the terms and provisions of the Amendment and the Plan, and subject to approval by the Board or Compensation Committee and Mr. Das’ continued employment with the Company through the applicable grant date(s), and the Options will vest ratably in equal installments over 48 months from each of the applicable grant date(s), subject to Mr. Das’ continued employment through each applicable vesting date(s); and (v) conformed certain provisions to applicable California law.

Except as expressly amended by the Amendment, the Amendment does not modify any other term of the Employment Agreement, and the Employment Agreement remains in full force and effect. The foregoing summary of the Amendment is not complete and is qualified in its entirety by the full text of the Amendment filed herewith as Exhibit 10.2, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Amendment No. 1 to Debt Warrant issued to Streeterville Capital, LLC, dated October 23, 2026.
4.2	Amendment No. 1 to Preferred Warrant issued to Streeterville Capital, LLC, dated October 23, 2026.
10.1+	Employment Agreement by and between Game Your Game, Inc. and Wendy Loundermon, dated October 16, 2026.
10.2+	First Amendment to Employment Agreement by and between Game Your Game, Inc. and Soumya Das, dated October 16, 2026.
10.3+	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1 (File No. 333-296763), filed with the Securities and Exchange Commission on June 12, 2026).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+	Agreement with management or compensatory plan or arrangement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2026	Game Your Game, Inc.

	By:	/s/ Soumya Das
Soumya Das
Chief Executive Officer

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Exhibit 4.1

GAME YOUR GAME, INC.

AMENDMENT NO. 1 TO WARRANT TO PURCHASE SHARES OF COMMON STOCK

This Amendment No. 1 to the Warrant to Purchase Shares of Common Stock (this “Amendment”), dated as of October 23, 2026 (the “Effective Date”), is entered into by and between Game Your Game, Inc., a Nevada corporation (the “Company”), and Streeterville Capital, LLC, a Utah limited liability company (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to a Securities Purchase Agreement dated March 31, 2026 (the “Purchase Agreement”), pursuant to which the Company issued a common stock purchase warrant (the “Warrant”);

WHEREAS, pursuant to Section 8 of the Warrant, the Warrant may be amended or supplemented by an instrument in writing signed by the parties thereto; and

WHEREAS, the Company and the Investor desire to amend the Warrant on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant.

2. Amendment to Attachment 1. Attachment 1 to the Warrant is hereby amended by deleting the definition of “Exercise Price” set forth in Item A5 thereof in its entirety and replacing it with the following:

A5. “Exercise Price” means $1.00 per Warrant Share for any exercise occurring during the period commencing on the Disclosure Date (as defined in Amendment No. 1 to this Warrant) through the Expiration Date.

3. Disclosure. Within two (2) Trading Days of the Effective Date, the Company will file a 424B “sticker update” to its registration statement on Form S-1 (File No. 333-296763) to disclose this Amendment (the date of such filing, the “Disclosure Date”). Any failure by the Company to file such sticker update within such period shall not constitute a breach of this Amendment or any other Transaction Document or a Trigger Event (as defined in the Note).

4. Ratification of Warrant. Except as expressly amended by this Amendment, all of the terms and conditions of the Warrant remain unchanged and in full force and effect. The Warrant, as amended by this Amendment, is hereby ratified and confirmed in all respects.

5. Effect of Amendment. From and after the Effective Date, all references in the Warrant to “this Warrant,” “hereof,” “herein,” or words of similar import shall mean and refer to the Warrant as amended by this Amendment.

6. Governing Law. This Amendment and all matters arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8. Entire Agreement. This Amendment represents the entire agreement of the parties and shall supersede any and all prior agreements, arrangements, and understandings between the parties with respect to the subject matter herein.

9. Modification. This Amendment may not be amended, modified, or supplemented except by an instrument in writing signed by each of the parties hereto.

10. Consent and Waiver. The Investor hereby (a) consents to this Amendment for all purposes of Section 4(v) of the Purchase Agreement and agrees that this Amendment shall not constitute a Trigger Event or Event of Default (each as defined in the Note) or a breach of any Transaction Document, (b) waives any right it or any of its affiliates may have, as a result of this Amendment, under Section 8 of the Purchase Agreement, Section 10 of the Securities Purchase Agreement dated June 30, 2026 between the Company and the Investor, or any other most-favored-nation or similar provision, and (c) waives any anti-dilution, price protection or similar adjustment to the conversion price, exercise price or number of shares issuable under the Note, the Warrant (other than as expressly set forth in this Amendment) or any other security of the Company held by the Investor or any of its affiliates that would otherwise result from this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the Effective Date.

COMPANY:

GAME YOUR GAME, INC.

By:	/s/ Soumya Das
Name:	Soumya Das
Title:	Chief Executive Officer

INVESTOR:

STREETERVILLE CAPITAL, LLC

By:	/s/ John Fife
Name:	John Fife
Title:	President

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Exhibit 4.2

GAME YOUR GAME, INC.

AMENDMENT NO. 1 TO WARRANT TO PURCHASE SHARES OF COMMON STOCK

This Amendment No. 1 to the Warrant to Purchase Shares of Common Stock (this “Amendment”), dated as of October 23, 2026 (the “Effective Date”), is entered into by and between Game Your Game, Inc., a Nevada corporation (the “Company”), and Streeterville Capital, LLC, a Utah limited liability company (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to a Securities Purchase Agreement dated June 30, 2026 (the “Purchase Agreement”), pursuant to which the Company issued a common stock purchase warrant (the “Warrant”);

WHEREAS, pursuant to Section 8 of the Warrant, the Warrant may be amended or supplemented by an instrument in writing signed by the parties thereto; and

WHEREAS, the Company and the Investor desire to amend the Warrant on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant.

2. Amendment to Attachment 1. Attachment 1 to the Warrant is hereby amended by deleting the definition of “Exercise Price” set forth in Item A5 thereof in its entirety and replacing it with the following:

A5. “Exercise Price” means $1.00 per Warrant Share for any exercise occurring during the period commencing on the Disclosure Date (as defined in Amendment No. 1 to this Warrant) through the Expiration Date.

3. Disclosure. Within two (2) Trading Days of the Effective Date, the Company will file a 424B “sticker update” to its registration statement on Form S-1 (File No. 333-296763) to disclose this Amendment (the date of such filing, the “Disclosure Date”). Any failure by the Company to file such sticker update within such period shall not constitute a breach of this Amendment or any other Transaction Document or a Trigger Event (as defined in the Note).

4. Ratification of Warrant. Except as expressly amended by this Amendment, all of the terms and conditions of the Warrant remain unchanged and in full force and effect. The Warrant, as amended by this Amendment, is hereby ratified and confirmed in all respects.

5. Effect of Amendment. From and after the Effective Date, all references in the Warrant to “this Warrant,” “hereof,” “herein,” or words of similar import shall mean and refer to the Warrant as amended by this Amendment.

6. Governing Law. This Amendment and all matters arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8. Entire Agreement. This Amendment represents the entire agreement of the parties and shall supersede any and all prior agreements, arrangements, and understandings between the parties with respect to the subject matter herein.

9. Modification. This Amendment may not be amended, modified, or supplemented except by an instrument in writing signed by each of the parties hereto.

10. Consent and Waiver. The Investor hereby (a) consents to this Amendment for all purposes of Section 4(v) of the Purchase Agreement and agrees that this Amendment shall not constitute a Trigger Event or Event of Default (each as defined in the Note) or a breach of any Transaction Document, (b) waives any right it or any of its affiliates may have, as a result of this Amendment, under Section 10 of the Purchase Agreement, Section 8 of the Securities Purchase Agreement dated March 31, 2026 between the Company and the Investor, or any other most-favored-nation or similar provision, and (c) waives any anti-dilution, price protection or similar adjustment to the conversion price, exercise price or number of shares issuable under the Note, the Warrant (other than as expressly set forth in this Amendment) or any other security of the Company held by the Investor or any of its affiliates that would otherwise result from this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the Effective Date.

COMPANY:

GAME YOUR GAME, INC.

By:	/s/ Soumya Das
Name:	Soumya Das
Title:	Chief Executive Officer

INVESTOR:

STREETERVILLE CAPITAL, LLC

By:	/s/ John Fife
Name:	John Fife
Title:	President

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Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated October 16, 2026 (the “Effective Date”), is entered into by and between Game Your Game, Inc. (the “Employer” or the “Company”) and Wendy Loundermon (the “Employee” or “Executive”).

WITNESSETH:

WHEREAS, Employer desires to employ Employee to serve as Chief Financial Officer of the Company and Employee desires to be employed by Employer in such capacity pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Employer hereby employs Employee as Chief Financial Officer. Employee shall perform those duties and hold those responsibilities that are usual and customary for a Chief Financial Officer to perform and hold. Employee shall report directly to the Company’s Chief Executive Officer and shall serve as the Company’s principal financial officer and principal accounting officer for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), including with respect to the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Employee shall have direct access to the Audit Committee of the Board. Employee shall primarily perform her job duties remotely from her residence in Virginia, or at such other location as Employee and the Company may mutually agree, and shall travel to the Company’s offices in Palo Alto, California and elsewhere as reasonably required for the performance of her duties. Employee shall perform her duties using Company-issued or Company-approved devices and in compliance with the Company’s information security policies, so as to protect the confidentiality of Company information, including material non-public information.

2. FULL TIME EMPLOYMENT

Employee hereby accepts employment by Employer, upon the terms and conditions contained herein, and agrees that during the term of this Agreement, the Employee shall devote substantially all of her business time, attention, and energies to the business of the Employer. Except as may otherwise be approved by Employer, during the term of this Agreement, Employee will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Employer or is engaged in any other business activity; provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing her personal assets in any business or businesses which do not compete directly or indirectly with the Employer, provided such investment or investments do not require any services on her part in the operation of the affairs of the entity in which such investment is made and in which her participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in her owning beneficially, at any time, more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer, (c) preventing Employee from volunteering her time or serving on the Board of any non-competing entity, such as a school, non-profit, or community organization, or (d) preventing Employee from engaging in any other activities, if she receives the prior written approval of the Company with respect to her engaging in such activities.

3. RECORDS

In connection with her engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employee which relate to Employer and its business and shall make all such reports, written if required, as Employer may reasonably require.

4. TERM

Employee’s employment hereunder shall be for a single twelve (12) month period (the “Initial Term”), which shall commence on the Effective Date. Thereafter, this Agreement shall automatically be renewed for additional twelve (12) month periods (the “Subsequent Term”), unless and until either party terminates this Agreement pursuant to Section 14 hereof or either party delivers written notice of non-renewal to the other party at least sixty (60) days prior to the end of the then-current term. The Company’s delivery of a notice of non-renewal pursuant to this Section 4 shall constitute a termination of Employee’s employment by Employer without Just Cause, effective as of the expiration of the then-current term, and Employee shall be entitled to the payments and benefits set forth in Section 14(a)(ii). The expiration of this Agreement following Employee’s delivery of a notice of non-renewal shall be treated as a resignation other than for Good Reason.

5. SALARY AND BONUS

As full compensation for the performance of her duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. Employer shall pay Employee a base salary at the rate of Two Hundred Thousand Dollars ($200,000), which may be increased from time to time as agreed by the Employer, subject to the approval of the Company’s Board of Directors (the “Board”), or a committee thereof, payable on a monthly or semi-monthly basis as agreed by the Employee and Employer (“Base Salary”).

(ii) Signing Bonus. In addition to Base Salary, Employee shall receive a one-time signing bonus in an amount of Twenty-Five Thousand Dollars ($25,000), which will be paid to the Employee with the Employee’s first payroll after the Effective Date.

(iii) Additional Equity Awards. Employee shall be eligible for additional grants of stock options or other equity awards in such amounts and on such terms as may be approved by the Board (or its Compensation Committee), subject to the terms of the Company’s 2026 Equity Incentive Plan (the “Plan”) and the applicable award agreement(s). The Board (or its Compensation Committee) will consider such awards at least annually, but nothing in this Section 5(iii) shall confer or be deemed to confer any obligation by the Company to grant such additional equity awards, which are subject to the sole discretion of the Board (or its Compensation Committee).

(iv) Transaction Bonus. Following the closing of a strategic acquisition transaction approved by the Board with an unaffiliated third party company (“Target”) and undertaken to advance the Company’s long term goals which may include expanding capabilities, entering new markets, acquiring new technology or strengthening the Company’s financial position (an “Acquisitive Acquisition”) through the purchase by the Company or any of its subsidiaries of either (x) more than fifty percent (50%) of the outstanding voting equity of such Target, or (y) all or substantially all of such Target’s assets that are used in or useful to the business of such Target, Employee shall be eligible to receive a bonus (an “Acquisitive Transaction Bonus”). The amount of any Acquisitive Transaction Bonus shall equal a percentage, not to exceed one percent (1%), of the total transaction consideration actually paid by the Company or any of its subsidiaries to the Target or its equity holders (“Paid Consideration”), as determined by the Board (or its Compensation Committee) in its sole discretion within sixty (60) days after the closing of the applicable Acquisitive Acquisition (the “Bonus Percentage”), which Acquisitive Transaction Bonus shall be payable in cash. For purposes of calculating Paid Consideration, consideration paid in the form of securities or other non-cash property shall be deemed “paid” upon issuance or transfer and shall be valued as set forth in the definitive transaction agreement or, if not so specified, at fair market value as reasonably determined by the Board (or its Compensation Committee) in good faith. Paid Consideration shall exclude any indebtedness or other liabilities of the Target assumed or repaid in connection with the Acquisitive Acquisition, and any amounts deposited into escrow or otherwise held back shall be deemed paid only when and to the extent released to the Target or its equity holders. For clarity, a series of related transactions with the same Target or its affiliates shall be treated as a single Acquisitive Acquisition. An Acquisitive Transaction Bonus shall be paid only if Employee remains continuously employed by the Company through the date such Paid Consideration is paid; provided, however, that if Employee’s employment is terminated by Employer without Just Cause, by Employee in a Resignation for Good Reason, or due to Employee’s death or Disability, Employee (or her estate) shall remain entitled to the Acquisitive Transaction Bonus with respect to (A) any Acquisitive Acquisition that closed prior to the date of such termination and (B) any Acquisitive Acquisition for which a definitive agreement was entered into prior to the date of such termination and that closes thereafter, in each case payable as and when such installments would otherwise have been paid. The Acquisitive Transaction Bonus shall be calculated and paid on Paid Consideration as and when such consideration is paid, with the initial installment payable within thirty (30) days after the Board’s (or Compensation Committee’s) determination of the Bonus Percentage, based on Paid Consideration paid at or prior to the date of such determination, and in no event later than March 15 of the calendar year following the calendar year in which the closing occurs, and subsequent installments payable within thirty (30) days after each subsequent payment of consideration by the Company or any of its subsidiaries, including any installment, earnout, milestone, deferred or holdback payment, in each case applying the Bonus Percentage to cumulative Paid Consideration. For purposes of calculating each installment, cumulative Paid Consideration shall be reduced by any consideration returned to or recovered by the Company or any of its subsidiaries (including through any purchase price adjustment or indemnification claim), and each installment shall equal the Acquisitive Transaction Bonus calculated on such net cumulative Paid Consideration less the aggregate amount of all installments previously paid with respect to such Acquisitive Acquisition; provided that no installment shall be less than zero. In no event shall any reduction in Paid Consideration with respect to one Acquisitive Acquisition reduce any Acquisitive Transaction Bonus payable with respect to any other Acquisitive Acquisition, or reduce Employee’s Base Salary or any other compensation, and Employee shall have no obligation to repay any Acquisitive Transaction Bonus previously paid, except as required under any Clawback Policy of the Company or applicable law. The Board’s (or Compensation Committee’s) determination of the Bonus Percentage shall be final and binding, and no determination by the Board (or its Compensation Committee) under this Section 5(iv), including a determination that the Bonus Percentage shall be less than one percent (1%) or zero, shall constitute a breach of this Agreement or give rise to Good Reason.

6. EQUITY

(i) Stock Option Grant. Subject to the approval of the Board (or the Compensation Committee of the Board, if composed solely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act) and Employee’s continued employment with the Company through the applicable grant date, Employee shall be entitled to a one-time grant of stock options to purchase 200,000 shares of common stock of the Company (the “Options”), which will be granted subject to the approval by the Board pursuant to and in accordance with the terms and conditions of the Plan. The Options will have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the grant date, as determined in accordance with the Plan, and will each vest ratably in equal installments over 48 months from the applicable grant date, subject to Employee’s continued service through each applicable vesting date, as set forth in an award agreement issued in accordance with the Plan and consistent with the terms of this Agreement. The Options shall be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted thereunder, and any portion of the Options that does not qualify as incentive stock options shall be non-qualified stock options. The Options described in this Section 6(i) are subject to, and shall not be effective unless and until they are approved by the Board and following the execution of the applicable stock option award agreement(s) reflecting the grant of such Options to the Employee. Employee shall also be eligible to participate in the equity-based incentive plans of the Company and may receive awards thereunder, as determined by the Board (or its Compensation Committee) from time to time and subject to the terms and conditions of such plans and any award agreement between the Company and Employee evidencing such awards. Notwithstanding the foregoing, nothing in this Section 6(i) shall confer or be deemed to confer on the Employee any right to continue in the employ of, or to continue any other relationship with, the Company and/or its subsidiaries, or limit in any way the right of the Company to terminate Employee’s employment or other relationship at any time in accordance with this Agreement.

(ii) Change of Control. In the event of a Change of Control, the vesting of each outstanding stock option or other equity-based award granted to Employee shall automatically be accelerated so that 100% of the unvested shares covered by such award shall be fully vested upon the consummation of the Change of Control.

A “Change of Control” as used in this Agreement shall mean any of the following:

(i) any consummation of a reorganization, consolidation, merger or sale of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s stock would be converted into cash, securities or other property other than a reorganization, consolidation, merger or sale in which the holders of the Company’s voting stock immediately prior to such reorganization, consolidation, merger or sale continue to hold at least 50% of the combined ownership of beneficial interest of common stock or other voting securities of the surviving corporation immediately after such transaction; provided, however, that in no event shall any issuance of the Company’s securities for the purpose of capital raising constitute a Change of Control; or

(ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iii) the consummation of a complete liquidation or dissolution of the Company; or

(iv) the appointment of a trustee in a Chapter 11 bankruptcy proceeding involving the Company or the conversion of such a proceeding into a case under Chapter 7; or

(v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 25% or more of the voting power of the Company’s outstanding voting securities by any single person or group (as such term is used in Rule 13d-5 under the Exchange Act), unless such acquisition was approved by the Board prior to the consummation thereof.

7. BUSINESS EXPENSES

The Employer will secure, within a reasonably prompt period following the Effective Date, a Company credit card for Executive’s use for reasonable business expenses during Executive’s employment. The Employer shall pay or reimburse the Employee for all reasonable business expenses incurred by Employee in the performance of her duties hereunder including, but not limited to, lodging and travel expenses relating to Company business, mobile phone and data usage, customer entertainment and certain pre-approved home office expenses not paid directly by the Company. Reimbursement for the foregoing expenses will be made in accordance with regular Company policy then in effect and within a reasonable period following Employee’s presentation of the details of, and proof of, such expenses.

8. FRINGE BENEFITS

(i) During the term of this Agreement, Employer shall provide medical, dental, and vision insurance coverage to Employee, her spouse and her children, to the same extent, and on the same terms and conditions, it shall provide such coverage to other senior management employees of the Company.

(ii) During the term of this Agreement, Employee shall be permitted to participate in a 401K Plan when the Company makes one available, to the same extent, and on the same terms and conditions, other senior management employees of the Company shall be permitted to participate.

(iii) During the term of this Agreement, Employer shall provide to Employee four (4) weeks paid vacation days per year, which shall accrue monthly from the Effective Date.

(iv) During the term of this Agreement, Employer shall provide paid sick days to Employee, to the same extent, and on the same terms and conditions, it shall provide such paid time off to other senior management employees of the Company.

9. SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of Employer shall include those of Employer’s subsidiaries and/or affiliates.

10. INVENTIONS

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee’s employment by Employer, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any time during Employee’s employment, developed, manufactured or used by Employer in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Employer, or any services to be performed by Employer or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of Employer’s business, shall be and continue to remain Employer’s exclusive property, and Employee hereby assigns, and agrees to assign, to Employer all of Employee’s right, title and interest therein, without any added compensation to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Employer and to no one else and thenceforth will treat it as the property and secret of Employer.

Employee will also execute any instruments requested from time to time by Employer to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Employer, do such acts and execute such instruments as Employer may require, but at Employer’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Employer, all without any additional compensation of any kind to Employee. Employer hereby notifies Employee that the provisions of this Section 10 do not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Employer was used and which was developed entirely on the Employee’s own time, unless (x) such invention relates to the past, actual or planned business or activities of the Employer, including, without limitation, research and development or (y) such invention results in any way from any work performed by the Employee for the Employer.

11. CONFIDENTIAL INFORMATION AND TRADE SECRETS

(i) All Confidential Information shall be the sole property of Employer. Employee will not, during the period of her employment, or at any time thereafter, for any reason, disclose to any person or entity or use or otherwise exploit for Employee’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Employee or which becomes known to Employee in the course of her employment with Employer without the prior written consent of an officer of Employer except as may be necessary and appropriate in the ordinary course of performing her duties to Employer during the period of her employment with Employer. For purposes of this Section 11(i), “Confidential Information” shall mean any data or information belonging to Employer, other than Trade Secrets, that is of value to Employer and is not generally known to competitors of Employer or to the public, and is maintained as confidential by Employer, including but not limited to non-public information about Employer’s clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties). Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by Employer as confidential and shall not include any data or information of Employer that has been voluntarily disclosed to the public by Employer (except where such public disclosure has been made without the authorization of Employer), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii) All Trade Secrets shall be the sole property of Employer. Employee agrees that during her employment with Employer and forever after her termination, Employee will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside Employer without the prior written consent of the Board. For purposes of this Section 11(ii), “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of Employer or any portion or part thereof, whether or not copyrightable or patentable, that is of value to Employer and is not generally known to competitors of Employer or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to Employer’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret under applicable law, in each case to the extent that Employer, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.

(iii) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit, restrict, or otherwise limit Executive from: (i) reporting possible violations of federal or state law or regulation to, or filing a charge or complaint with, any governmental agency or regulatory authority, including without limitation the U.S. Securities and Exchange Commission, the U.S. Department of Justice, the U.S. Congress, or any agency Inspector General; (ii) communicating directly with, providing information (including documents) to, or participating in any investigation or proceeding conducted by, any governmental agency or regulatory authority; (iii) receiving any monetary award or other relief in connection with reporting information to a governmental agency or regulatory authority, including any award paid by the SEC pursuant to its whistleblower program under Section 21F of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (including Rule 21F-17); or (iv) making any disclosure that is protected under the whistleblower provisions of applicable federal or state law or regulation. Further, nothing in this Agreement prevents Executive from disclosing the details relating to any claim of sexual assault or sexual harassment, or from inquiring about, discussing or disclosing wages to the extent such activity is protected by applicable law. Executive is not required to notify the Company prior to taking any action described in this Section, and the Company shall not retaliate against Executive for engaging in any such protected activity. For the avoidance of doubt, the foregoing does not authorize Executive to disclose information obtained through a communication that is protected by the attorney-client privilege without prior authorization from an officer of the Company.

(iv) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding, provided that Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

12. NON-SOLICITATION OF EMPLOYEES

During the term of Employee’s employment, Employee will not cause or attempt to cause any employee of Employer to cease working for Employer. However, this obligation shall not affect any responsibility Employee may have as an employee of Employer with respect to the bona fide hiring and firing of Employer’s personnel.

13. NON-SOLICITATION OF CUSTOMERS AND PROSPECTIVE CUSTOMERS

Employee will not, during the period of her employment, directly or indirectly, solicit the business of any customer of Employer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Employer. For a period of one year after the termination of Employee’s employment, Employee will not, directly or indirectly, use any of the Employer’s Trade Secrets in order to induce any of the Employer’s customers to cease doing business with Employer or to induce them to become the customer of any other person or entity.

14. TERMINATION

Employee’s employment with Employer may be terminated as follows:

(a) Termination Without Just Cause.

(i) Employer, in its sole discretion, may terminate Employee’s employment hereunder for any reason without Just Cause (as defined below), at any time, by notifying Employee in writing of its decision to terminate her employment hereunder at any time and for any reason.

(ii) If Employer terminates Employee’s employment hereunder without Just Cause, or Employee has a Resignation for Good Reason (as defined below), then, solely with respect to clauses (1), (2) and (3) below, subject to Employee’s execution, delivery and non-revocation of a Release (as defined in Section 14(e)) by the Release Deadline (as so defined) and Employee’s continued compliance with Sections 10, 11, 12 and 13 hereof, Employer shall: (1) continue to pay to Employee her Base Salary then in effect, subject to customary payroll practices and withholdings, for twelve (12) months; (2) within 45 days of termination or resignation, pay to Employee a lump sum equal to twelve (12) months of the COBRA premiums that Employee would have to pay to maintain medical, dental, and vision insurance coverage for Employee, her spouse and her children, to the same extent, and on the same terms and conditions as she had immediately prior to termination; (3) cause one hundred percent (100%) of the then-unvested portion of each stock option and other equity-based award held by Employee to become fully vested and, as applicable, exercisable, effective as of the date of termination or resignation (provided that any such unvested awards shall remain outstanding, but shall not vest or become exercisable, until the Release becomes effective and irrevocable, and shall be forfeited if the Release does not become effective and irrevocable by the Release Deadline); (4) upon termination or resignation, pay to Employee the value of any accrued but unpaid vacation time; and (5) upon termination or resignation, pay to Employee any unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation.

(b) Termination With Just Cause.

(i) Employer may immediately terminate Employee’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Employee.

(ii) For purposes of this Agreement, the phrase “Just Cause” means: (A) Failure or refusal to carry out the lawful duties of Employee described in Section 1 hereof or any reasonable directions of the Company or the Board made in good faith which failure or refusal, if curable, is not cured within ten (10) business days after written notice thereof from the Employer; (B) The commission by Employee of any act of gross negligence, fraud or dishonesty causing material harm to the Employer, or any entities in which Employer owns a majority of the voting securities (collectively, the “Affiliates”); (C) The procurement by Employee of personal gain or profit at the expense of the Employer or from any transaction in which the Employee has an interest which is adverse to the interest of the Employer or any Affiliate, unless Employee shall have obtained the prior written consent of the Company or the Board; (D) Unauthorized use or disclosure of the confidential information or trade secrets of the Employer, except as may be required by law (in which event Employee shall promptly provide the Employer with written notice of such legal requirement which shall be advance written notice where practicable); (E) A material breach by Employee of this Agreement, which breach is not cured within ten (10) business days’ written notice from the Employer; (F) Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (G) Acts of violence directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of the Employer; (H) The sale, possession or use of illegal drugs on the premises of the Employer or a client of the Employer; (I) Misappropriation of the assets of the Employer or other acts of dishonesty related to the business of the Employer and resulting in a material adverse effect on the Employer; or (J) Employee, on behalf of herself or the Employer, violates or orders the violation of any laws or governmental regulations applicable to the business of the Employer, resulting in a material adverse effect on the Employer.

(iii) For purposes of this Agreement, the phrase “Resignation for Good Reason” means that Employee may terminate her employment hereunder for Good Reason by providing 30 days prior written notice subject to the notice and cure period below. For purposes of this Agreement, “Good Reason” means: (a) a material reduction in the Employee’s Base Salary, excluding any temporary reduction in salary that has been approved by the Board and applied equally across all of the management team ; (b) a material diminution in the Employee’s title, authority, duties or responsibilities, including, following a Change of Control, Employee ceasing to serve as the chief financial officer of the ultimate parent entity of the Company or of the surviving or acquiring entity; (c) the requirement by the Company that the Employee relocate her primary residence more than fifty (50) miles from her primary residence in Virginia as of the date of this Agreement; provided that business travel, including periodic travel to and in-person attendance at the Company’s offices, shall not constitute Good Reason; (d) the Company’s material breach of this Agreement; (e) a change in Employee’s reporting relationship such that Employee no longer reports directly to the Company’s Chief Executive Officer (or, following a Change of Control, to the chief executive officer of the ultimate parent entity); or (f) the Company’s failure to grant the Options in accordance with Section 6(i) or to provide the indemnification and insurance coverage required by Section 20; provided that Good Reason based on any of the above shall exist only if within ninety (90) days after Employee first becomes aware of the condition, the Employee notifies the Company in writing of the act or omission constituting Good Reason, and the Company fails to correct or cure the act or omission within 30 days after receiving the Employee’s written notice and Employee actually resigns her employment within thirty (30) days following the expiration of such cure period.

(iv) If Employee’s employment hereunder is terminated by Employer for Just Cause or Employee terminates her employment hereunder for any reason other than a Resignation for Good Reason, Employer will be required to pay to Employee only that portion of her Base Salary, accrued but unused vacation pay that has been earned through the date of termination, unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation.

(c) Disability and Death.

Subject to applicable law (including any obligation of Employer to provide reasonable accommodation or protected leave), Employee’s employment hereunder will be terminated immediately upon (i) Employee’s “Disability” for a period exceeding three (3) months in any twelve (12) month period, or (ii) Employee’s death. For purposes of this Agreement, “Disability” means Employee’s incapacity due to any physical or mental illness or injury, as determined by a licensed health care provider, which renders Employee unable to perform the essential functions of her position, even with reasonable accommodation(s). Employee warrants, represents and agrees that, given the nature of her role, holding open her position for a period in excess of those provided in this paragraph shall be presumed not to be a reasonable accommodation and instead would impose an undue hardship on Employer. If Employee’s employment is terminated due to such Disability or death, Employer will be required to pay to Employee or Employee’s estate, as the case may be, unrelated to any amounts that Employee may receive pursuant to any short-term and long-term disability plans or life insurance plans (as applicable), her Base Salary for a period of twelve (12) months, the value of any accrued but unpaid vacation pay earned through the date of termination, unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan. Employee or Employee’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee’s Disability or death.

(d) Voluntary Resignation. Employee may resign her employment other than for Good Reason upon not less than sixty (60) days’ prior written notice to the Company (the “Notice Period”). During the Notice Period, Employee shall continue to perform her duties and shall cooperate in good faith in the orderly transition of her responsibilities, including the completion of any pending quarterly or annual financial close, audit or review, and periodic report. The Company may, in its sole discretion, (i) waive all or any portion of the Notice Period and designate an earlier termination date, or (ii) relieve Employee of some or all of her duties, titles and authority (including her designation as principal financial officer) and place her on paid leave for all or any portion of the Notice Period. If the Company waives any portion of the Notice Period, it shall continue to pay Employee’s Base Salary through the end of the original Notice Period. No such waiver, change in duties, removal of titles or placement on leave shall constitute a termination without Just Cause or give rise to Good Reason, and the termination shall be treated for all purposes of this Agreement as a resignation other than for Good Reason.

(e) Release. Any severance, separation, or other post-termination payment or benefit payable by Employer under this Agreement beyond the amounts expressly required by applicable law (such payments, collectively, the “Release Payments”) shall be conditioned upon Employee’s execution, delivery, and non-revocation of a valid general release of claims in a form reasonably acceptable to Employer (a “Release”), which Release must become effective and irrevocable no later than the sixtieth (60th) day following the date of Employee’s termination (the “Release Deadline”). The Release shall not require Employee to release or waive (i) any right to the payments and benefits provided under this Agreement, (ii) any right to indemnification or insurance coverage under Section 20, the Company’s governing documents or any directors’ and officers’ liability insurance policy, (iii) any rights with respect to vested equity awards, or (iv) any claim that cannot be waived as a matter of law. Any Release Payment that is conditioned upon the Release, and that would otherwise be made prior to the Release Deadline, shall instead be paid on the first regular payroll date following the Release Deadline (with the first such Release Payment including all amounts that would otherwise have been paid prior thereto); provided that, if the period beginning on the date of Employee’s termination and ending on the Release Deadline spans two calendar years, such Release Payments shall commence in the second calendar year to the extent required by Section 409A (as defined below).

15. INJUNCTION

(i) Should Employee at any time reveal, or threaten to reveal, any Confidential Information or Trade Secret of Employer, or in any way violate, or threaten to violate, Section 12 or 13 of this Agreement, Employer shall be entitled to an injunction restraining Employee from doing, or continuing to do so, or performing any such acts; and Employee hereby consents to the issuance of such an injunction without any requirement that Employer post a bond.

(ii) In the event that a proceeding is brought in equity to enforce the provisions of Sections 10 through 13, Employee shall not argue as a defense that there is an adequate remedy at law, nor shall Employer be prevented from seeking any other remedies which may be available.

(iii) The existence of any claim or cause of action by Employer against Employee, or by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants but shall be litigated separately.

16. ARBITRATION

(i) In the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof (a “Dispute”), the parties agree that such Dispute shall be resolved by final and binding arbitration before a single arbitrator in Richmond, Virginia (or within 25 miles thereof), administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules then in effect. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Nothing in this Agreement shall be construed to require arbitration of any claim or dispute that, as a matter of applicable law, cannot be subject to mandatory arbitration or that is within the exclusive jurisdiction of a government agency.

(ii) The Company shall bear only such costs and expenses of the arbitration, including arbitration and arbitrator fees as the Company is required to bear under applicable law. Except as otherwise provided by statute, Employee and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement. Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

17. SECTION 409A COMPLIANCE

(i) This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with Employer unless she would be considered to have incurred a “termination of employment” from Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(ii) Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of Employee’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 17 hereof, Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if she is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Employer at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.

(iii) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

18. CLAWBACK ACKNOWLEDGMENT

The Employee acknowledges that she is or may be subject to any policy established by the Company providing for clawback or recovery of amounts that were paid to the Employee (a “Clawback Policy”). Any determination for clawback or recovery shall be made in the Company’s sole discretion in accordance with the terms of the applicable Clawback Policy and applicable law or regulation. Any action by the Company to recover compensation from the Employee in accordance with the applicable Clawback Policy from the Employee shall not, whether alone or in combination with any other action, event or condition, be deemed (i) a Resignation for Good Reason or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Employee, or (ii) to constitute a breach of a contract or other arrangement to which the Employee is a party. This Section 18 is a material term of this Agreement.

19. PARACHUTE PAYMENTS.

Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any payment or benefit to be provided to the Employee (whether pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Payments shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of the Payments being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments. In the event that the Payments are required to be reduced pursuant to the foregoing sentence, the Payments shall be reduced in the following order, in each case in a manner that complies with Section 409A: first, cash payments that are not subject to Section 409A, in reverse chronological order of payment; second, cash payments that are subject to Section 409A, in reverse chronological order of payment; third, payments attributable to the accelerated vesting of equity awards, in reverse order of grant; and fourth, all other Payments, on a pro rata basis.

Any determination required under this Section shall be made in good faith by an independent certified public accounting firm, compensation consulting firm or tax counsel selected by the Company (the “Firm”), whose determination shall be conclusive and binding upon the Executive and the Company. The Company shall bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section.

20. INDEMNIFICATION AND D&O INSURANCE

(i) Indemnification. The Company will enter into its standard form of indemnification agreement with the Employee on or about the Effective Date, and will indemnify Employee to the fullest extent permitted under Nevada law and the Company’s articles of incorporation and bylaws.

(ii) D&O Insurance. During Employee’s employment and for a period of not less than six (6) years thereafter (and, if longer, for so long as Employee may be subject to any Proceeding by reason of her service), the Company shall maintain directors’ and officers’ liability insurance covering Employee as an insured on terms, including as to scope of coverage, exclusions, limits and retentions, no less favorable than those provided to any other current or former director or executive officer of the Company. In connection with any Change of Control, or any other event or transaction following which the Company will not maintain such coverage, the Company (or its successor) shall obtain a “tail” policy providing such coverage for a period of not less than six (6) years following such event or transaction. The Company shall provide Employee with copies of the applicable policies upon request and shall promptly notify Employee of any cancellation, non-renewal or material reduction of such coverage. As used in this Section 20(ii), “Proceeding” means any threatened, pending or completed action, suit, claim, arbitration, inquiry, investigation or other proceeding, whether civil, criminal, administrative, regulatory or investigative, arising by reason of the fact that Employee is or was an officer, employee or agent of the Company or any of its subsidiaries.

(iii) Non-Exclusivity; Survival. The rights provided in this Section 20 are in addition to, and not in lieu of, any other rights Employee may have under the Company’s governing documents, any insurance policy, any agreement, vote of stockholders or disinterested directors, or applicable law, and shall not be limited or impaired by any amendment to the Company’s governing documents that is adverse to Employee with respect to any act or omission occurring prior to such amendment. No Release or other waiver of claims required under this Agreement shall release or waive Employee’s rights under this Section 20. This Section 20 shall survive the termination of Employee’s employment and the expiration or termination of this Agreement for any reason, shall be binding on the Company’s successors and assigns, and shall inure to the benefit of Employee’s heirs, executors and administrators.

21. MISCELLANEOUS

If any provision of this Agreement shall be declared, by a court of competent jurisdiction or arbitrator, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only in writing and signed by Employee and a duly authorized officer of the Company.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and her legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

Employee agrees to abide by Employer’s rules and regulations as detailed in the Employee Handbook and an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, Code of Business Ethics, Clawback Policy, Electronic Access Policy, and Drug-Free Workplace Policy Statement, as either currently in effect or subsequently adopted.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without reference to its conflict-of-law rules.

Following the termination of Employee’s employment for any reason, Employee shall reasonably cooperate with the Company, upon reasonable notice and at reasonable times that do not unreasonably interfere with Employee’s subsequent employment, in connection with (a) the orderly transition of her duties, (b) the preparation, review and filing of the Company’s periodic reports and the audit or review of its financial statements for any period during which Employee was employed, and (c) any litigation, investigation or regulatory proceeding relating to matters within Employee’s knowledge or responsibility. The Company shall reimburse Employee for reasonable, pre-approved out-of-pocket expenses incurred in providing such cooperation.

All notices under this Agreement shall be in writing and shall be deemed given when delivered personally, one business day after deposit with a nationally recognized overnight courier, or when sent by email with confirmation of transmission, in each case addressed to the Company at its principal executive office (Attention: Chief Executive Officer, with a copy, which shall not constitute notice, to the Company’s outside counsel) and to Employee at the most recent home address and personal email address on file with the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this employment agreement is dated as of the date set forth above.

EMPLOYER

GAME YOUR GAME, INC.

By:	/s/ Soumya Das
Soumya Das Chief Executive Officer

EMPLOYEE

/s/ Wendy Loundermon
Wendy Loundermon

Exhibit 10.2

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT, dated effective as of October 1, 2026 (this “Amendment”), is made to that certain Employment Agreement, entered into on April 16, 2026 (the “Agreement”), by and between Game Your Game, Inc., a Nevada corporation (the “Company”), and Soumya Das (the “Employee”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

WHEREAS, the Company and the Employee desire to amend certain provisions of the Agreement contained in Sections 5, 6, 10, 11 and 14 thereof concerning, among other things, the Employee’s Base Salary and bonuses.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments.

a. Section 5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“As full compensation for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. Employer shall pay Employee a base salary at the rate of Three Hundred Thousand Dollars ($300,000) effective as of October 1, 2026, which may be increased from time to time as agreed by the Employer, subject to the approval of the Company’s Board of Directors (the “Board”), or a committee thereof, payable on a monthly or semi-monthly basis as agreed by the Employee and Employer (“Base Salary”).

(ii) Bonuses. Effective as of January 1, 2027, in addition to Base Salary, Employee shall be eligible for an annual bonus in an amount of $200,000 (the “Annual Bonus”) for each fiscal year of the Company (the “Yearly Period”), which may be payable in cash or shares of common stock of the Company issued under the Plan (as defined in Section 6(i)), or any successor plan, valued at a price per share determined by the Board or Compensation Committee in good faith, at the Board’s discretion, subject to the completion of certain performance milestones to be established in writing by the Board or Compensation Committee, after considering Employee’s input (which shall not be binding on the Board or Compensation Committee), no later than sixty (60) days after the commencement of each Yearly Period, which milestones shall specify the portion of the Annual Bonus allocable to each calendar quarter of such Yearly Period; provided that any delay in establishing such milestones shall not constitute a breach of this Agreement or Good Reason (as defined below), and the Board or Compensation Committee shall establish such milestones as promptly as practicable thereafter. Achievement of the performance milestones established by the Board or Compensation Committee shall be determined by the Board or Compensation Committee, as applicable, in good faith, on a quarterly basis, and the applicable portion of the Annual Bonus described in this Section 5(ii) shall be deemed earned upon such determination. The Annual Bonus, as allocated by the Board or Compensation Committee, shall be payable quarterly based on the performance milestones achieved for such quarter in the applicable Yearly Period, as determined in accordance with this Section 5(ii), and prorated for any period less than a full quarter. Except as set forth in Section 14 herein, any portion of the Annual Bonus earned for a Yearly Period’s calendar quarter will be paid within sixty (60) days of the close of such calendar quarter.

(iii) Transaction Bonus. Following the closing of a strategic acquisition transaction approved by the Board with an unaffiliated third party company (“Target”) and undertaken to advance the Company’s long term goals which may include expanding capabilities, entering new markets, acquiring new technology or strengthening the Company’s financial position (generally an “Acquisitive Acquisition”) through the purchase of either (x) more than fifty percent (50%) of the outstanding voting equity of such Target, or (y) all or substantially all of such Target’s assets that are used in or useful to the business of such Target, with total transaction consideration (including the maximum amount of any contingent consideration) equal to or in excess of $1 million, Employee shall be awarded a bonus (an “Acquisitive Transaction Bonus”) in an amount equal to the sum of: (A) three percent (3%) of the total transaction consideration actually paid by the Company to the Target or its equity holders (“Paid Consideration”) up to and including $10,000,000; plus (B) one percent (1%) of the portion of Paid Consideration exceeding $10,000,000, up to and including $50,000,000; plus (C) with respect to any portion of Paid Consideration exceeding $50,000,000, such additional amount, if any, as may be determined by the Board or Compensation Committee in its sole discretion, as the case may be, which Acquisitive Transaction Bonus shall be payable in cash or shares of common stock of the Company, the form of which payment will be determined by the Board or Compensation Committee in its sole discretion, as the case may be. For purposes of calculating Paid Consideration, consideration paid in the form of securities or other non-cash property shall be deemed “paid” upon issuance or transfer and shall be valued as set forth in the definitive transaction agreement or, if not so specified, at fair market value as reasonably determined by the Board in good faith. Paid Consideration shall exclude any indebtedness or other liabilities of the Target assumed or repaid in connection with the Acquisitive Acquisition, and any amounts deposited into escrow or otherwise held back shall be deemed paid only when and to the extent released to the Target or its equity holders. For clarity, each percentage in clauses (A) and (B) shall apply only to the incremental portion of Paid Consideration within the applicable range. The tiers in clauses (A) through (C) shall apply separately to each Acquisitive Acquisition; provided that a series of related transactions with the same Target or its affiliates shall be treated as a single Acquisitive Acquisition. The Acquisitive Transaction Bonus shall be earned only if, and at the time that, the corresponding Paid Consideration is paid by the Company, and only if Employee remains continuously employed by the Company through the date such Paid Consideration is paid. The Acquisitive Transaction Bonus shall be calculated and paid on Paid Consideration as and when such consideration is paid, with the initial installment payable within sixty (60) days after the closing based on Paid Consideration paid at or prior to closing, and subsequent installments payable within sixty (60) days after each subsequent payment of consideration by the Company, including any installment, earnout, milestone, deferred or holdback payment, in each case applying the percentages in clauses (A) through (C) to cumulative Paid Consideration. For purposes of calculating each installment, cumulative Paid Consideration shall be reduced by any consideration returned to or recovered by the Company or any of its subsidiaries (including through any purchase price adjustment or indemnification claim), and each installment shall equal the Acquisitive Transaction Bonus calculated on such net cumulative Paid Consideration less the aggregate amount of all installments previously paid with respect to such Acquisitive Acquisition; provided that no installment shall be less than zero. If the amount so calculated would be less than zero, the absolute value of such amount (a “Shortfall”) shall reduce, dollar for dollar, any Acquisitive Transaction Bonus that subsequently becomes payable with respect to any other Acquisitive Acquisition, and any such subsequent Acquisitive Transaction Bonus shall be earned only to the extent it exceeds any Shortfall then outstanding. Any amount of a Shortfall applied to reduce another Acquisitive Transaction Bonus shall be treated as a reduction in the installments previously paid with respect to the Acquisitive Acquisition giving rise to such Shortfall. In no event shall any Shortfall be recovered from, or reduce, Employee’s Base Salary, Annual Bonus or any other compensation, and Employee shall have no obligation to repay any Acquisitive Transaction Bonus previously paid.”

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b. Section 6(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Stock Option Grant. Subject to the approval of the Board (or the Compensation Committee of the Board, if composed solely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act) and Employee’s continued employment with the Company through the applicable grant date, Employee shall be entitled to (A) an initial grant of stock options to purchase 500,000 shares of common stock of the Company (the “Initial Options”); and (B) an additional grant of stock options to purchase 500,000 shares of common stock of the Company (the “Additional Options,” and together with the Initial Options, the “Options”), each of which will be granted subject to the approval by the Board and pursuant to and in accordance with the terms and conditions of the Company’s 2026 Equity Incentive Plan (the “Plan”). The Options will have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the applicable grant date(s), as determined in accordance with the Plan, and will each vest ratably in equal installments over 48 months from the applicable grant date(s), subject to Employee’s continued service through each applicable vesting date(s), as set forth in an award agreement issued in accordance with the Plan and consistent with the terms of this Agreement. The Options shall be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted thereunder, and any portion of the Options that does not qualify as incentive stock options shall be non-qualified stock options. The Options described in this Section 6(i) are subject to, and shall not be effective unless and until they are approved by the Board and following the execution of the applicable stock option award agreement(s) reflecting the grant of such Options to the Employee. Employee shall also be eligible to participate in the equity-based incentive plans of the Company and may receive awards thereunder, as determined by the Compensation Committee of the Company from time to time and subject to the terms and conditions of such plans and any award agreement between the Company and Employee evidencing such awards. Notwithstanding the foregoing, nothing in this Section 6(i) shall confer or be deemed to confer on the Employee any right to continue in the employ of, or to continue any other relationship with, the Company and/or its subsidiaries, or limit in any way the right of the Company to terminate Employee’s employment or other relationship at any time in accordance with this Agreement.”

c. Section 10 of the Agreement is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following:

“Employer hereby notifies Employee, in accordance with California Labor Code Section 2872, that the provisions of this Section 10 do not apply to any invention that Employee developed entirely on Employee’s own time without using Employer’s equipment, supplies, facilities or trade secret information, except for those inventions that either (x) relate, at the time of conception or reduction to practice of the invention, to Employer’s business, or actual or demonstrably anticipated research or development of Employer, or (y) result from any work performed by Employee for Employer.”

d. Section 11(iii) of the Agreement is hereby amended by inserting the following sentence immediately after the words “applicable federal or state law or regulation.”:

“Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, or from inquiring about, discussing or disclosing wages or working conditions to the extent such activity is protected by applicable law.”

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e. Clause (2) of Section 14(a)(ii) of the Agreement is hereby amended by replacing the words “within 45 days of termination or resignation” with the words “within the time required by California Labor Code Sections 201 and 202”.

f. Section 14(c) of the Agreement is hereby amended by (A) inserting the words “Subject to applicable law (including any obligation of Employer to provide reasonable accommodation or protected leave),” at the beginning of the first sentence thereof, and (B) deleting in its entirety the sentence beginning “Employee warrants, represents and agrees that holding open his position”.

2. No Other Amendments. Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain unmodified and in full force and effect.

3. Conflicting Terms. Wherever the terms and conditions of this Amendment and the terms and conditions of the Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Agreement.

4. Headings. The headings used in this Amendment are for convenience and reference purposes only and are not to be considered in construing or interpreting the scope or intent of this Amendment.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. PDF or other electronic transmission of execution copies or signature pages for this Amendment shall be legal, valid and binding execution and delivery for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

The Company:

Game YOUR GAME, INC.

By:	/s/ Adam Benson
Name:	Adam Benson
Title:	Director

The Employee:

/s/ Soumya Das
Soumya Das

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